Exhibit 10.1

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 26, 2005, by and among Swift Foods Company, a Delaware corporation (together with its successors and assigns permitted hereunder, the “Company”), Swift & Company, a Delaware corporation and a wholly owned subsidiary of the Company (“S&C”) and Sam Rovit (the “Executive”).

     WHEREAS, the parties hereto deem it desirable for the Company to employ the Executive on the terms and conditions set forth herein.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Employment Period. Subject to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on July 1, 2005 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Period”); provided, however, commencing on the third anniversary of the Effective Date, and on each anniversary of such date occurring thereafter, the Employment Period shall automatically be extended for one additional year unless at least 12 months prior to such date (but no more than 18 months prior to such date), the Company or the Executive shall have given written notice that it or he, as applicable, does not wish to extend this Agreement (a “Non-Renewal Notice”). The term “Employment Period,” as utilized in this Agreement, shall refer to the Employment Period as so automatically extended.

     2. Terms of Employment.

            (a) Position and Duties.

                  (i) During the term of the Executive’s employment, the Executive shall serve as the President and Chief Executive Officer of the Company and, in so doing, shall report to the Board of Directors of the Company (the “Board”). Executive shall also serve as President and Chief Executive Officer of S&C. The Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such positions, and shall have such other powers and duties (including holding officer positions with the Company and one or more subsidiaries of the Company) as may from time to time be prescribed by the Board and agreed to by the Executive, so long as such powers and duties are reasonable and customary for the president and chief executive officer of an enterprise comparable to the Company.

                  (ii) During the term of the Executive’s employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of Executive’s employment, it shall not be a violation of this Agreement for the Executive to (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures or fulfill speaking engagements and (3) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

            (b) Compensation.

                  (i) Base Salary. During the term of the Executive’s employment, the Executive shall receive an annual base salary (“Annual Base Salary”) at least equal to Seven Hundred Sixty One Thousand Two Hundred and Fifty Dollars ($761,250), which shall be paid by S&C in accordance with the customary payroll practices of the Company and S&C. Commencing on the first day (the “First Date”) of the month in the month beginning after the first anniversary of the Effective Date, and on each subsequent anniversary date of the First Date as long as the Executive remains an employee of the Company (the First Date and each subsequent anniversary of the First Date being herein referred to as an “Adjustment Date”), the Annual Base Salary of the Executive shall be increased by an amount equal to five percent (5%) of the then current Annual Base Salary or such greater amount as the Board of Directors of the Company (the “Board”) in its discretion may determine appropriate. The result of such increase to the then current Annual Base Salary shall constitute the Executive’s Annual Base Salary commencing on the Adjustment Date then at hand and continuing until the next Adjustment Date. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                  (ii) Bonuses. The Executive shall be eligible to receive an annual performance bonus (a “Bonus”) in accordance with the provisions of Exhibit A. For each fiscal year of the Company, the Board shall approve a budget which shall include, among other things, a target for the items set forth on Exhibit A hereto for that year. A portion of the Executive’s Bonus shall be based upon the Company’s achievement of such targets in accordance with the guidelines set forth on Exhibit A hereto. The Bonus shall be payable on the first day of the first calendar month after the determination of the Company’s EBITDA (as defined in Exhibit A).

                  (iii) Incentive, Savings and Retirement Plans. During the term of the Executive’s employment, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company (“Investment Plans”).

                  (iv) Welfare Benefit Plans. During the term of the Executive’s employment, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company.

                  (v) Perquisites. During the term of the Executive’s employment, the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any practice established by the Board. Executive shall be furnished with all such facilities and services suitable to his position and adequate for the performance of his duties.

                  (vi) Expenses. During the term of the Executive’s employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company. In addition, the Company shall reimburse the Executive (A) for his reasonable attorney’s fees incurred in connection with the negotiation and execution of this Agreement and, (B) in accordance with the policies of the Company, for his reasonable expenses incurred in relocating Executive and his family to the Denver, Colorado area. The Executive may be required to commute on a weekly basis from his current residence in the Chicago, Illinois area to the Denver, Colorado area during an initial transition period that shall last no longer than three (3) months and the Company shall fully reimburse the Executive for such commuting expenses.

                  (vii) Vacation and Holidays. During the term of the Executive’s employment, the Executive shall be entitled to four weeks of paid vacation time each year in addition to those days designated as paid holidays in accordance with the plans, policies, programs and practices of the Company for its executive officers. Unused vacation time shall carry over to the next year. Any unused vacation time shall be paid in a cash lump sum payment promptly after the Date of Termination, pursuant to Section 4(a)(i).

                  (viii) Stock Options. In addition to any benefits the Executive may receive pursuant to paragraph 2(b)(iii), as may be determined appropriate by the Board, the Company may, from time to time, grant Executive stock options (the “Executive Options”) exercisable for shares of capital stock of the Company and, subject to the terms of this Agreement, such Executive Options shall have such terms and provisions as may be determined appropriate by the Board. On the Effective Date, the Company will grant Executive Options in accordance with the terms of Exhibit B hereto under the Company’s 2002 Stock Option Plan.

                  (ix) Share Purchase. The Executive shall have the one time right to purchase up to 1,237,151 shares of common stock of the Company for a purchase price of $1.01 per share for a period of 30 days following the Effective Date. Concurrently with the purchase of any such shares the Executive agrees to execute a joinder to that certain Stockholders Agreement dated as of September 19, 2002 by and among the Company and certain of its stockholders. Such joinder shall provide that, notwithstanding anything else contained in the Stockholders Agreement to the contrary, such shares shall be treated as Management Group Shares (as defined in the Stockholders Agreement) for the purposes of the Stockholders Agreement.

     3. Termination of Employment.

            (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and obligations hereunder for a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

            (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s willful failure to perform his obligations under Section 2(a) (other than as a result of physical or mental incapacity) which constitutes a breach by the Executive of his obligations and duties thereunder, as reasonably determined by the Board, which is not remedied within 30 days after receipt of the written notice from the Board provided for in the next sentence specifying such breach and that has caused demonstrable and serious economic injury to the Company, (ii) commission by the Executive of an act of fraud upon, or willful misconduct toward, the Company, (iii) a material breach by the Executive of Section 6 or Section 9 that has caused demonstrable and serious economic injury to the Company, (iv) the conviction of the Executive of any felony (or a plea of nolo contendere thereto) that involves financial misconduct or moral turpitude or that has resulted in any adverse publicity regarding the Executive or the Company or economic injury to the Company; or (v) the willful failure of the Executive to carry out, or comply with, in any material respect any directive of the Board consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of the written notice from the Board provided for in the next sentence and that has caused demonstrable and serious economic injury to the Company. Notwithstanding the foregoing, no act or omission shall constitute “Cause” for purposes of this Agreement unless a majority of the disinterested members of the Board (neither the Executive nor members of his family being deemed disinterested for this purpose) the Board provides Executive (x) written notice clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes “Cause;” (y) an opportunity, within 30 days following his receipt of such notice, to meet in person with the Board to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions; and (z) a copy of a resolution duly adopted by a majority of disinterested members of the Board finding that in the good faith opinion of the Board, Executive committed the alleged acts or omissions and that they constitute grounds for Cause hereunder. Further, no act or omission shall be considered willful unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company. The Executive shall have the right to contest a determination of Cause by the Company by requesting arbitration in accordance with the terms of Section 11(j) hereof.

For purposes of this Agreement, “without Cause” shall mean a termination by the Company of the Executive’s employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability, including pursuant to a Board Determination (as defined in Section 4(b)).

            (c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or without Good Reason; provided,

however, that the Executive agrees not to terminate his employment for Good Reason unless (i) the Executive has given the Company at least 30 days’ prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (ii) the Company has not remedied such facts and circumstances constituting Good Reason within such 30-day period. For purposes of this Agreement, “Good Reason” shall mean:

                  (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (without limiting the foregoing, the Company and the Executive agree that the delegation of the authority, duties or responsibilities of the Executive to another person or persons, including any committee, shall be deemed to be an action by the Company which results in a material diminution in the Executive’s position, authority, duties, or responsibilities as contemplated by Section 2(a)), provided, however, that Good Reason may not be asserted by the Executive under this clause (i) of Section 3(c) after a Non-Renewal Notice has been given by either the Company or the Executive;

                  (ii) any termination or material reduction of a material benefit under any Investment Plan or Welfare Plan in which the Executive participates unless (1) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (2) benefits under such Investment Plan or Welfare Plan are terminated or reduced with respect to all then serving senior executives of the Company previously granted benefits thereunder;

                  (iii) any failure by the Company to comply with any of the provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iv) any failure by the Company to comply with and satisfy Section 8(c), provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 8(c);

                  (v) the relocation or transfer of the Executive’s principal office to a location more than 20 miles from the Company’s current executive offices as such are maintained on the date hereof in the city of Greeley, Colorado unless such other location is within 50 miles of the city of Denver, Colorado;

                  (vi) without limiting the generality of the foregoing, any material breach by the Company or any of its subsidiaries or other affiliates (as defined below) of (1) this Agreement or (2) any other agreement between the Executive and the Company or any such subsidiary or other affiliate, which material breach is not remedied by the Company promptly after receipt of notice thereof given by the Executive; or

                  (vii) the Company has given the Executive a Non-Renewal Notice.

     As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

            (d) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

            (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, the date on which the Company notifies the Executive of such termination or any later date specified therein pursuant to Section 3(d), as the case may be, (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive’s employment terminates due to the giving of a Non-Renewal Notice, the last day of the Employment Period.

     4. Obligations of the Company upon Termination.

            (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for either Cause or Disability or the Executive shall terminate his employment for Good Reason, and the termination of the Executive’s employment in any case is not due to his death or Disability:

                  (i) The Company shall pay to the Executive in a lump sum in cash within ten days after the Date of Termination the aggregate of the following amounts: (1) the sum of the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay (“Accrued Obligations”); (2)

an amount equal to two times the Executive’s then current Annual Base Salary; (3) an amount equal to the maximum annual Bonus (excluding any “stretch” amounts as described on Exhibit A) that the Executive could have earned for the year in which the Date of Termination occurs prorated for the portion of such year that the Executive is employed and based with respect to any performance criteria on the Company’s performance through the last day of the calendar month immediately prior to the month in which the Date of Termination occurs relative to the Company’s budget for such period; and (4) any amount arising from Executive’s participation in, or benefits under, any Investment Plans (“Accrued Investments”), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans.

                  (ii) Except as otherwise provided in Section 4(e), the Executive (and members of his family) shall be entitled to continue their participation in the Company’s Welfare Plans for a period of 12 months from the Date of Termination. This period shall be credited against any period for which the Executive and/or members of his family are entitled to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended.

                  (iii) Notwithstanding the terms or conditions of any Executive Option or any other stock option grants, stock appreciation right or similar agreements between the Company and the Executive, the Executive shall vest, as of the Date of Termination, in all rights under such agreements (i.e., Executive Options that would otherwise vest after the Date of Termination) and thereafter shall be permitted to exercise, in accordance with the terms of the Executive Options, any and all such rights until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering (as defined in that certain Stock Option Agreement of even date herewith between the Company and Executive), the 270th day after a Qualifying Public Offering, (y) if the Date of Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the Company pursuant to which the securities for which the Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto; provided, however, the provisions of this clause (iii) of this Section 4(a) shall not apply to a termination of the Executive’s employment during the Employment Period that is made by the Company pursuant to a Board Determination.

            (b) Board Determination. If the Executive’s employment is terminated by the Company pursuant to a Board Determination during the Employment Period, the Executive shall be entitled to receive the benefits specified in Sections 4(a)(i) and 4(a)(ii) of this Agreement. Further, notwithstanding the terms or conditions of any Executive Option, stock appreciation rights or similar agreement between the Executive and the Company, all unvested Executive Options and unvested stock appreciation rights or similar agreements shall be forfeited and the Executive shall not vest, as of the Date of Termination or otherwise, in any rights under such unvested Executive Options, stock appreciation rights or similar agreements that are unvested immediately prior to the Date of Termination, and thereafter shall be permitted to exercise, in accordance with the terms of the Executive Options, only those rights that were otherwise vested immediately prior to the Date of Termination until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering, the 270th day after a Qualifying Public Offering, (y) if the Date of

Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the Company pursuant to which the securities for which this Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto. For purposes of this Agreement, a “Board Determination” means a unanimous determination by the Board (excluding the Executive) (which is evidenced by one or more written resolutions of the Board to such effect), (i) to terminate the Executive’s employment during the Employment Period based upon the Board’s dissatisfaction with the manner in which the Executive has performed his obligations and duties under Section 2(a) and (ii) that Cause does not exist as a basis for such termination.

            (c) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay to his legal representatives (i) in a lump sum in cash within ten days after the Date of Termination the aggregate of the following amounts: (A) an amount equal to the Executive’s then current Annual Base Salary; and (B) the Accrued Obligations; and (ii) the Accrued Investments which shall be payable in accordance with the terms and conditions of the Investment Plans. In addition, the members of the Executive’s family shall be entitled to continue their participation in the Company’s Welfare Plans for a period of 12 months after the Date of Termination. Further, notwithstanding the terms or conditions of any Executive Option, stock appreciation right or similar agreements between the Company and the Executive, the Executive shall vest, as of the Date of Termination, in all rights under such agreements (i.e., Executive Options that would otherwise vest after the Date of Termination) and thereafter his legal representative shall be permitted to exercise, in accordance with the terms of the Executive Options, any and all such rights until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering, the 270th day after a Qualifying Public Offering, (y) if the Date of Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the Company pursuant to which the securities for which this Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto. The Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement.

            (d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Obligations, Accrued Investments (which shall be payable in accordance with the terms and conditions of the Investment Plans), and the continuance of benefits under the Welfare Plans to the Date of Termination (or later to the extent required by law). Further, notwithstanding the terms or conditions of any Executive Option, stock appreciation rights or similar agreement between the Executive and the Company, all unvested Executive Options and unvested stock appreciation rights or similar agreements shall be forfeited and the Executive shall not vest, as of the Date of Termination or otherwise, in any rights under such Executive Options, stock appreciation rights or similar agreements that are unvested immediately prior to the Date of Termination and thereafter shall be permitted to exercise, in accordance with the terms of the Executive Options, only those rights that were otherwise vested immediately prior to the Date of Termination until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering, the 270th day after a Qualifying Public Offering, (y) if the Date of Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the Company pursuant to which the securities for which this Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto.

            (e) If pursuant to the terms and provisions of the Company’s Welfare Plans the Executive (or members of his family) are not eligible to participate in the Company’s Welfare Plans because the Executive is no longer an employee of the Company, then the Company may fulfill its obligations under Section 4(a)(ii), Section 4(b) or Section 4(c), as applicable, by either providing to the Executive (or his legal representatives), or reimbursing the Executive (or his legal representatives) for the costs of, benefits substantially similar to the benefits provided by the Company to its senior management under its Welfare Plans as such may from time to time exist after the Date of Termination.

            (f) Breach for Early Termination. During the first 180 days of the Employment Period, it shall be a breach of this Agreement for the Company to terminate the Executive’s employment without Cause or for the Executive to terminate his employment without Good Reason. In the event of any purported termination in violation of this Section 4(e), the non-terminating party shall be entitled to all damages and other remedies available at law with respect to such breach.

            (g) Release. Notwithstanding the foregoing, the Executive is entitled to receive the payments under Section 4(a)(i)(2) and the benefits of Section 4(a)(iii) of this Agreement only in exchange for his execution and non-revocation (and lapse of time during which such revocation may occur) of a release in substantially the same form as attached hereto as Exhibit C.

     5. Full Settlement, Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Except as expressly provided in Section 4(e), neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 4 arising out of the termination of the Executive’s employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Sections 6, 7 or 9 or criminal misconduct.

     6. Confidential Information.

            (a) The Executive acknowledges that the Company and their affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) of which Executive will become aware during the Employment Period. As defined herein, Confidential Information shall not include information (i) that becomes generally available to the public other than as a result of a disclosure by Executive, (ii) that is rightfully available to Executive on a non-confidential basis from a source other than the Company (provided such source was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Executive by a contractual, legal, or fiduciary obligation), or (iii) that is required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Executive shall take all reasonable steps to prohibit disclosure pursuant to subsection (iii) above.

            (b) The Company shall, during the time that the Executive is employed by the Company, disclose or entrust to the Executive, or provide the Executive with access to, or place Executive in a position to create or develop trade secrets or confidential information belonging to the Company or its customers or clients; place the Executive in a position to develop business goodwill belonging to the Company; and disclose or entrust to the Executive business opportunities to be developed for Company or its customers or clients.

            (c) The Executive agrees (i) to hold the Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge).

            (d) The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

            (e) As used in this Section 6, “Company” shall include the Company and any of its direct or indirect subsidiaries or affiliates.

     7. Surrender of Materials Upon Termination. Upon any termination of the Executive’s employment, the Executive shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and their affiliates which are in the Executive’s possession, custody or control.

     8. Successors.

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     9. Non-Competition.

            As part of the consideration for the compensation and benefits to be paid to the Executive hereunder and the covenants made by the Company in Section 4(e), to protect the trade secrets and Confidential Information of the Company and its customers and clients that have been and will be entrusted to the Executive immediately upon commencement of the Employment Period and thereafter, the business goodwill of the Company and its subsidiaries and affiliates that will be developed in and through the Executive and/or the business opportunities that will be disclosed or entrusted to the Executive by the Company and its subsidiaries and affiliates immediately upon commencement of the Employment Period and thereafter, and as an additional incentive for the Company to enter into this Agreement, from the Effective Date through the date that is two years following the Date of Termination (the “term of Non-Competition”), the Executive agrees as follows:

            (a) During the term of Non-Competition, the Executive will not (other than for the benefit of the Company pursuant to this Agreement), directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, (i) engage in any fresh meat or meat processing business (a “Competing Business”), located in the United States or Australia (the “Geographic Area”), (ii) hire, attempt to hire, or contact or solicit with respect to hiring any employee of the Company, or (iii) divert or take away any customers of the Company in the Geographic Area. Notwithstanding the foregoing, the Company agrees that after the Date of Termination the Executive may be employed by, or perform services for, a person (as such term is defined in Subsection 3(c) above) whose business operations include a Competing Business provided that revenues from such Competing Business comprise less than fifty percent (50%) of the total revenues of such person at the time the Executive is initially employed or begins to perform services for such person, so long as Executive does not personally render advice to, perform any services for, or otherwise participate in, such Competing Business operations of such person. Notwithstanding the foregoing, the Company agrees that the Executive may own less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as the Executive does not otherwise participate in such competing business in any way prohibited by the preceding sentence.

            (b) During the term of Non-Competition, the Executive will not use the Executive’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 9(c) shall be in addition to and not be construed as a limitation upon the covenants in Section 9(b) hereof.

            (c) The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary information, plans and services and to protect the other legitimate business interests of the Company.

            (d) As used in this Section 9, “Company” shall include the Company and any of its direct or indirect subsidiaries or affiliates.

     10. Effect of Agreement on Other Benefits. The existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to full participation in the executive compensation, employee benefit and other plans or programs in which executives of the Company are eligible to participate.

     11. Indemnification.

            (a) The Company will indemnify Executive to the fullest extent authorized by law, whether or not Executive is made a party or witness to, or target of, any action, suit, proceeding, investigation, or governmental review, whether criminal, civil, administrative, or investigative, for any reasonable expenses incurred by Executive because he is or was a director, officer, or employee of the Company or serves or served for any other entity as a director, officer, or employee at the Company’s request; provided, however, that Executive must repay the Company for any fees or costs advanced under this indemnification if the final determination of an arbitrator or a court of competent jurisdiction declares (following appeals, if any), after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that indemnification by the Company (i) was not permissible under applicable law or (ii) related to acts or omissions involving or resulting from Executive’s fraudulent or willful misconduct. The Company’s indemnification of Executive shall include all reasonable costs, expenses, fees, fines, penalties (including the reasonable fees and expenses of such legal counsel as Executive selects) Executive incurs in connection with the defense of or response to any such matter. The Company agrees to reimburse Executive for such sums as incurred upon reasonable notice and documentation thereof, subject only to repayment if required by law or as provided above (relating to fraudulent or willful misconduct).

            (b) The Company will fully indemnify Executive with respect to any and all excise taxes associated with any payments or benefits or other awards provided to the Executive, including equity incentives, assessed to the Executive under Section 409A (or any similar or successor section) of the Internal Revenue Code of 1986, as amended. The Company shall also provide the Executive with a gross-up amount such that the net amount to be paid to the Executive after deduction of any federal, state and local taxes owed by the Executive in respect of such indemnification shall be equal to the amount of excise taxes owed by the Executive.

     12. Miscellaneous.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Section” or “paragraph” shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term “including” herein shall be construed as meaning “including without limitation.” This

Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Sam Rovit
702 West Schubert Avenue
Chicago, Illinois 60614

With a copy to:	Robert J. Raymond
Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, New York 10006

If to the Company or S&C:	Swift Foods Company
Swift & Company
c/o HMTF Rawhide, L.P.
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention: Edward Herring

With a copy to:	Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attention: Michael D. Wortley

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

            (d) The Company shall use all commercially reasonably efforts to obtain and maintain a director’s and officer’s liability insurance policy during the term of the Executive’s employment covering the Executive on commercially reasonable terms, and the amount of coverage shall be reasonable in relation to the Executive’s position and responsibilities hereunder; provided, however, that such coverage may be reduced or eliminated to the extent that the Company reduces or eliminates coverage for its directors and executives generally.

            (e) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (g) The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 or 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6 or 9 by the Executive.

            (h) The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof.

            (i) This Agreement may be executed in two or more counterparts.

            (j) In the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between the Executive and the Company within 30 days after notice of the dispute is first given, then, upon the written request of the Executive or the Company, such dispute or controversy shall be submitted to arbitration to be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered thereon and the results of the arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Denver, Colorado, and that any arbitration commenced in any other venue will be transferred to Denver, Colorado, upon the written request of any party to this Agreement. All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by the Executive, one arbitrator will be selected by the Company, and the two arbitrators so selected will select a third arbitrator. Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The decision of the majority of the arbitrators will be binding on all parties. The Company shall be responsible for paying its own and the Executive’s attorneys fees, costs and other expenses pertaining to any such arbitration and enforcement regardless of whether an arbitrator’s award or finding or any judgment or verdict thereon is entered against the Executive. The Company shall promptly (and in no event after ten days following its receipt from the Executive of each written request therefor) reimburse the Executive for his reasonable attorneys fees, costs and other expenses pertaining to any such arbitration and the enforcement thereof.

            (k) Sections 4, 5, 6, 7, 8, 9, 11 and 12 of this Agreement shall survive the termination of the Executive’s employment.

            (l) The Company, S&C and the Executive agree and acknowledge that S&C shall be primarily responsible for any cash compensation and severance payments to which the Executive may become entitled pursuant to this Agreement.

            (m) Prior to the Effective Date, the Company, shall be entitled to terminate this Agreement without obligation on the part of the Company or S&C in the event of the Executive’s death or if the Executive becomes unable to perform his duties and obligations hereunder due to physical or mental incapacity as determined by a physician selected by the Company, or by the Company’s insurers, and such physician reasonably believes such incapacity will continue for a period of 180 days following the commencement thereof.

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     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ Sam Rovit

Sam Rovit

SWIFT FOODS COMPANY

By:	/s/ Danny C. Herron

Name:	Danny C. Herron
Title:	EVP & CFO

SWIFT & COMPANY

By:	/s/ Danny C. Herron

Name:	Danny C. Herron
Title:	EVP & CFO

EXHIBIT A

Bonus Terms

     The Bonus that the Executive is eligible to receive each year under Section 2(b)(ii) of this Agreement shall be comprised 80% of an “EBITDA Target Bonus” and 20% of an “MBO Bonus.” The total annual bonus potential of Executive shall be no less than 100% of the Executive’s Annual Base Salary.

     1. EBITDA Target Bonus

     The Board of Directors of the Company shall make an annual determination of the Company’s EBITDA Target. Such determination shall be made in good faith with a reasonable basis and shall be consistent with the methodology used to establish the EBITDA Target in the Company’s annual budget. In no event shall the EBITDA Target exceed the prior year’s EBITDA Target by more than 10%.

     “EBITDA” shall be defined as the Company’s earnings before interest, taxes, depreciation, and amortization. EBITDA amounts shall be reduced by the applicable performance bonus amounts payable to the Executive and other members of the Company’s management team.

     The EBITDA Target shall be subject to proration during the first fiscal year of the Employment Period and for any subsequent partial fiscal years during the Employment Period. In addition, the EBITDA Target shall be appropriately adjusted by the Board of Directors of the Company to reflect any divestitures of any divisions or material assets during any fiscal year.

     The percentage of the EBITDA Target Bonus payable to the Executive (“EBITDA Target Bonus Percentage”) shall be equal to the percentage of the EBITDA Target achieved by the Company during the applicable year; provided, however, that no EBITDA Target Bonus shall be payable if the actual EBIDTA for such year is less than 70% of the EBITDA Target. The determination of whether the Company achieved the EBITDA Target shall be made in accordance with generally accepted accounting principles consistently applied and derived from the Company’s audited financial statements.

     The Executive and the Board of Directors of the Company shall negotiate in good faith appropriate “stretch” Bonus amounts payable upon achievement of EBITDA amounts in excess of 100% of the EBITDA Target.

     2. MBO Bonus

     The Executive’s maximum MBO Bonus shall be based upon achievement of objective criteria established in good faith by the Board of Directors.

A-1

EXHIBIT B

Stock Options

     On the Effective Date, Executive will be granted options to purchase Two Million Five Hundred Thousand (2,500,000) shares of common stock of the Company at an exercise price equal to $1.01 per share pursuant to the Non-Qualified Stock Option Agreement (the “Stock Option Agreement”) which is attached hereto as Exhibit B to the Agreement.

THE SHARES ISSUABLE PURSUANT TO THIS AGREEMENT ARE SUBJECT TO AN OPTION TO REPURCHASE AND A RIGHT OF FIRST REFUSAL PROVIDED UNDER THE PROVISIONS OF THE COMPANY’S 2002 STOCK OPTION PLAN AND THIS AGREEMENT IS ENTERED INTO PURSUANT THERETO. COPIES OF THE PLAN ARE AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

SWIFT FOODS COMPANY
2002 STOCK OPTION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

July 1, 2005

Sam Rovit
c/o Swift Foods Company
1770 Promontory Circle
Greeley, Colorado 80634

Re: Grant of Stock Option

Dear Sam:

     The Board of Directors of Swift Foods Company (the “Company”) has adopted the Company’s 2002 Stock Option Plan (the “Plan”) for certain individuals, directors and key employees of the Company and its Related Entities. A copy of the Plan is being furnished to you concurrently with the execution of this Option Agreement and shall be deemed a part of this Option Agreement as if fully set forth herein.

     The terms and provisions of that certain employment agreement between you and the Company, dated as of May 26, 2005 (together with any successor or replacement agreement, the “Employment Agreement”), that relate to or affect the Option are incorporated herein by reference. Terms not defined herein that are defined in the Employment Agreement shall have the respective meanings set forth in the Employment Agreement. Terms not defined herein that are not defined in the Employment Agreement shall have the respective meanings set forth in the Plan. In the event of any conflict or inconsistency between the terms and conditions of this Option Agreement and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall be controlling.

     1. The Grant.

     Subject to the conditions set forth below, the Company hereby grants to you, effective as of July 1, 2005 (“Grant Date”), as a matter of separate inducement and not in lieu of any salary or other compensation for your services, the right and option to purchase (the “Option”), in accordance with the terms and conditions set forth herein and in the Plan, an aggregate of Two Million Five Hundred Thousand (2,500,000) shares of Common Stock of the Company (the “Option Shares”), at the Exercise Price (as hereinafter defined). As used herein, the term “Exercise Price” shall mean a price equal to $1.01 per share, subject to the adjustments and limitations set forth herein and in the Plan. The Option granted hereunder is intended to constitute a Non-Qualified Option within the meaning of the Plan; however, you should consult with your tax advisor concerning the proper reporting of any federal or state tax liability that may arise as a result of the grant or exercise of the Option.

     2. Exercise and Vesting.

            (a) For purposes of this Option Agreement, the Option Shares shall be deemed “Nonvested Shares” unless and until they have become “Vested Shares.” Except as otherwise provided in Section 3, the Option Shares shall become “Vested Shares” as follows: 69,444 Option Shares shall vest monthly on the last day of each month, provided that 69,460 Option Shares shall vest on the last day of the 36th month following the Grant Date, so that all of the Option Shares shall be vested three years after the Grant Date, provided, however, that vesting shall cease upon your ceasing to be an employee of the Company or a Related Entity as expressly provided in Section 3 hereof.

            (b) Notwithstanding anything to the contrary contained in this Option Agreement, in the event that a Sale of the Company or Change of Control occurs while you are an employee of the Company or any Related Entity, then all of the Option Shares shall vest and become Vested Shares immediately prior to the consummation of a Sale of the Company or Change of Control.

            (c) The Option Shares that are subject to monthly vesting shall become exercisable only on the anniversary of the Grant Date occurring at the end of the twelve (12) month period during which they have vested; provided that any Vested Shares shall be exercisable immediately prior to the consummation of a Sale of the Company or a Change of Control and, subject to the other terms of this Option Agreement, immediately following a Termination of Employment. Subject to preceding sentence and the other relevant provisions and limitations contained herein and in the Plan, you may exercise the Option to purchase all or a portion of the applicable number of Vested Shares at any time prior to the termination of the Option pursuant to this Option Agreement. In no event shall you be entitled to exercise the Option for any Nonvested Shares or for a fraction of a Vested Share or for less than 100 shares (unless the number purchased is the total balance for which the Option is then exercisable).

            (d) The unexercised portion of the Option, if any, will automatically, and without notice, terminate and become null and void upon the expiration of 10 years from the Grant Date and, except as expressly provided herein, no portion of the Option may be exercised after such date.

            (e) Any exercise by you of the Option shall be in writing addressed to the Secretary of the Company at its principal place of business (a copy of the form of exercise to be used will be available upon written request to the Secretary), specifying the Option being exercised and the number of shares of Common Stock to be purchased, and specifying a business day not more than 10 days from the date such notice is given for the payment of the purchase price against delivery of the shares of Common Stock being purchased. Subject to the terms of the Plan and this Option Agreement, the Company shall cause certificates for the shares so purchased to be delivered at the principal business office of the Company, against payment of the full purchase price, on the date specified in the notice of exercise. The Exercise Price shall be paid by you in cash by delivery of a certified or bank check payable to the order of the Company in the full amount of the Exercise Price of the shares so purchased, or in such other manner as described in the Plan and approved by the Committee. Notwithstanding the foregoing, if permitted by law, payment may be made by: (a) cancellation of any indebtedness of the Company owed to you; (b) delivering that number of shares of Common Stock already owned by you having an aggregate Fair Market Value which shall equal the exercise price (or any portion thereof) and to deliver the shares thus acquired by you in payment of shares to be received pursuant to the exercise of additional portions of such Option, the effect of which shall be that you can in sequence utilize such newly acquired shares in payment of the exercise price of the entire Option; (c) by waiver of compensation owed, including any bonus (provided, however, that any bonus shall be deemed to be owed after such bonus becomes due and payable in accordance with the terms of the Employment Agreement), to you from the Company for services rendered; (d) provided that the Common Stock is “publicly traded” (as defined below), through a “same day sale” commitment from you and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. (a “NASD Dealer”) whereby you irrevocably elect to exercise the Option and to sell a portion of the Common Stock so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Common Stock to forward the exercise price directly to the Company; or (e) any combination of the foregoing. For purposes of this paragraph, the Common Stock shall be deemed to be “publicly traded” if it is listed or traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market System.

     3. Termination of Employment.

     Upon the termination of your employment with the Company or any Related Entity, the Option may be exercised in accordance with the following provisions:

            (a) Death or Disability. In the case of termination of your employment with the Company or any Related Entity due to death or Disability (as defined in your Employment Agreement), all Option Shares shall vest as of the Date of Termination (as defined in your Employment Agreement) and immediately become Vested Shares, and your estate (or any Person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of your death) or your legal representative may exercise the Option, subject to the provisions of Section 7, with respect to all or any part of the Vested Shares until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering, the 270th day after a Qualifying Public Offering, (y) if the Date of Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the Company pursuant to which the securities for which this Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto.

            (b) Good Reason; Other Than for Cause, Death or Disability. In the case of termination of your employment with the Company or any Related Entity for Good Reason (as defined in your Employment Agreement) or without Cause (as defined in your Employment Agreement) and other than due to death, Disability or a Board Determination, all Option Shares

shall vest as of the Date of Termination and immediately become Vested Shares, and you may exercise the Option, subject to the provisions of Section 7, with respect to all or any part of the Vested Shares until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering, the 270th day after a Qualifying Public Offering, (y) if the Date of Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the Company pursuant to which the securities for which this Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto.

            (c) Cause or Without Good Reason. In the case of termination of your employment with the Company or any Related Entity for Cause or without Good Reason, then you shall immediately forfeit your rights under the Option as to Option Shares which are Nonvested Shares immediately prior to the Date of Termination, however, you may exercise the Option, subject to the provisions of Section 7, with respect to all or any part of the Vested Shares until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering, the 270th day after a Qualifying Public Offering, (y) if the Date of Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the Company pursuant to which the securities for which this Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto.

     4. Transferability.

     Except as provided in Section 7 hereof, the Option and any rights or interests therein will be assignable or transferable by you only as provided in Section 11 of the Plan and by will or the laws of descent and distribution. Any Option Shares received upon exercise of this Option are subject to the Company’s Right of First Refusal (as defined in the Plan).

     To assure the enforceability of the Company’s rights under this Section 4 in regard to the Right of First Refusal, each certificate or instrument representing Common Stock held by you shall bear a conspicuous legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL PROVIDED UNDER THE COMPANY’S 2002 STOCK OPTION PLAN ENTERED INTO PURSUANT THERETO. A COPY OF SUCH OPTION PLAN IS AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

     5. Registration.

     The Company shall not in any event be obligated to file any registration statement under the Securities Act or any applicable state securities laws to permit exercise of the Option or to issue any Common Stock in violation of the Securities Act or any applicable state securities laws. You (or in the event of your death or, in the event a legal representative has been appointed in connection with your Disability, the Person exercising the Option) shall, as a condition to your right to exercise the Option, deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may deem necessary or appropriate to ensure that the issuance of the Option Shares pursuant to such exercise is not required to be registered under the Securities Act or any applicable state securities laws.

     Certificates for Option Shares, when issued, shall have substantially the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

     The foregoing legend may not be required for Option Shares issued pursuant to an effective, registration statement under the Securities Act and in accordance with applicable state securities laws.

     6. Withholding Taxes.

     By acceptance hereof, you hereby (i) agree to reimburse the Company or any Related Entity by which you are employed for any federal, state or local taxes required by any government to be withheld or otherwise deducted by such corporation in respect of your exercise of all or a portion of the Option, (ii) authorize the Company or any Related Entity by which you are employed to withhold from any cash compensation paid to you or on your behalf, an amount sufficient to discharge any federal, state and local taxes imposed on the Company, or the Related Entity by which you are employed, and which otherwise has not been reimbursed by you, in respect of your exercise of all or a portion of the Option, and (iii) agree that the Company may, in its discretion, hold the stock certificate to which you are entitled upon exercise of the Option as security for the payment of the aforementioned withholding tax liability, until cash sufficient to pay that liability has been accumulated, and may, in its discretion, effect such withholding by retaining shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise which is equal to the amount to be withheld.

     7. Purchase Option.

            (a) If (i) your employment with the Company or a Related Entity terminates for any reason at any time or (ii) a Sale of the Company or a Change of Control occurs, the Company (and/or its designees) shall have the option (the “Purchase Option”) to purchase, and you or your transferees (or your executor or the administrator of your estate or the Person who acquired the right to exercise the Option by transfer, bequest or inheritance, in the event of your death, or your legal representative in the event of your incapacity (hereinafter, collectively with you, the “Grantor”)) shall sell to the Company and/or its assignee(s), all or any portion (at the Company’s option) of the Option Shares and/or the Option held by the Grantor (such Option Shares and Option collectively being referred to as the “Purchasable Shares”), subject to the Company’s compliance with the conditions hereinafter set forth.

            (b) The Company shall give notice in writing to the Grantor of the exercise of the Purchase Option within six (6) months from the date of the termination of your employment or engagement or such Sale of the Company or Change of Control. Such notice shall state the number of Purchasable Shares to be purchased and the determination of the Board of Directors of the Fair Market Value per share of such Purchasable Shares. If no notice is given within the time limit specified above, the Purchase Option shall terminate.

            (c) The purchase price to be paid for the Purchasable Shares purchased pursuant to the Purchase Option shall be, in the case of any Option Shares, an amount equal to the Fair Market Value per share as of the date of the notice of exercise of the Purchase Option multiplied by the number of shares being purchased, and in the case of the Option (including Vested and Nonvested Shares subject to such Option), an amount equal to the Fair Market Value per share less the applicable per share Exercise Price multiplied by the number of Vested Shares subject to such Option which are being purchased. Any purchase price shall be paid in cash. The closing of such purchase shall take place at the Company’s principal executive offices within ten (10) days after the purchase price has been determined. At such closing, the Grantor shall deliver to the purchasers the certificates or instruments evidencing the Purchasable Shares being purchased, duly endorsed (or accompanied by duly executed stock powers) and otherwise in good form for delivery, against payment of the purchase price by check of the purchasers. In the event that, notwithstanding the foregoing, the Grantor shall have failed to obtain the release of any pledge or other encumbrance on any Purchasable Shares by the scheduled closing date, at the option of the purchasers the closing shall nevertheless occur on such scheduled closing date, with the cash purchase price being reduced to the extent of all unpaid indebtedness for which such Purchasable Shares are then pledged or encumbered.

            (d) To assure the enforceability of the Company’s rights under this Section 7, each certificate or instrument representing Common Stock held by you shall bear a conspicuous legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION TO REPURCHASE PROVIDED UNDER THE PROVISIONS OF THE COMPANY’S 2002 STOCK OPTION PLAN. A COPY OF SUCH OPTION PLAN IS AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

            (e) The Company’s rights under this Section 7 shall terminate upon the consummation of a Qualifying Public Offering

     8. Consent to Approved Sale.

     If the Board and the holders of a majority of the Common Stock then outstanding approve the Sale of the Company to an independent third party (the “Approved Sale”), you shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of capital stock, you shall agree to sell all of your Option Shares and rights to acquire Option Shares on the terms and conditions approved by the Board of Directors and the holders of a majority of the Common Stock then outstanding. You shall take all necessary and desirable actions in connection with the consummation of the Approved Sale. For purposes of this Section 8, an “independent third party” is any person who does not own in excess of 5% of the Common Stock on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Common Stock and who is not the spouse, ancestor, descendant (by birth or adoption) or descendent of a grandparent of any such 5% owner of the Common Stock. If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated pursuant to the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), you shall, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 promulgated pursuant to the Securities Act) reasonably acceptable to the Company. If you appoint the purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if you decline to appoint the purchaser representative designated by the Company you shall appoint another purchaser representative (reasonably acceptable to the Company), and you shall be responsible for the fees of the purchaser representative so appointed.

     9. Adjustments.

     In the event that, by reason of any merger, consolidation, combination, liquidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Company (collectively, a “Reorganization”), the Common Stock is substituted, combined, or changed into any cash, property, or other securities, or the shares of Common Stock are changed into a greater or lesser number of shares of Common Stock, the number and/or kind of shares and/or interests subject to an Option and the per share price or value thereof shall be appropriately adjusted by the Committee to give appropriate effect to such Reorganization. Any fractional shares or interests resulting from such adjustment shall be eliminated.

     10. Miscellaneous.

            (a) This Option Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan, provided, however, that the express terms and provisions of this Option Agreement are intended to modify certain terms and provisions of the Plan. In the event of any conflict or inconsistency between the express terms and provisions of this Option Agreement and the terms of the Plan, the terms of this Option Agreement shall be controlling.

            (b) This Option Agreement is not a contract of employment and the terms of your employment shall not be affected by, or construed to be affected by, this Option Agreement, except to the extent specifically provided herein. Nothing herein shall impose, or be construed as imposing, any obligation (i) on the part of the Company or any Related Entity to continue your employment, or (ii) on your part to remain in the employ of the Company or any Related Entity.

            (c) Unless the managing underwriter otherwise agrees, in connection with any Qualifying Public Offering or subsequent underwritten public offering of equity securities of the Company, you agree not to effect any public sale or private offer or distribution of any shares of Common Stock during the ten business days prior to the effectiveness under the Securities Act of the registration statement filed in respect of such offering and during such time period after the effectiveness under the Securities Act of such registration statement (not to exceed 180 days) (except if applicable as part of such offering) as the Company and the managing underwriter may agree.

            (d) You shall not have any of the rights of a stockholder with respect to the shares of Common Stock underlying the Option until the Option is exercised and you receive such shares.

            (e) For purposes of this Option Agreement, the following terms shall have the respective meanings indicated:

                  (i) “CAGCO Group” shall mean CAGCO and its Subsidiaries.

                  (ii) “Change of Control” shall mean the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, other than one or more members of the HMC Group, (ii) a majority of the Board of Directors of the Company shall consist of Persons who are not Continuing Directors; or (iii) the acquisition after the date of acceptance of this Plan by any Person or Group (other than one or more members of the HMC Group or the CAGCO Group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

                  (iii) “Designated Date” shall mean the first date on which the Company shall have consummated a Qualifying Public Offering.

            (f) This Option Agreement may be amended as provided in Section 19 of the Plan.

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     Please indicate your acceptance of all the terms and conditions of the Option and the Plan by signing and returning a copy of this Option Agreement.

Very truly yours,

SWIFT FOODS COMPANY

By:

Name:
Title:

ACCEPTED:

Sam Rovit

Employee Social Security Number or
Taxpayer Identification Number

Date: July 1, 2005

EXHIBIT C

Form of Release

     This Agreement and Release (the “Release”) is entered into between _________(“Executive”) and Swift Foods Company,, a Delaware corporation (the “Company”), pursuant to Section 4 of the Executive Employment Agreement dated May 26, 2005 (the “Employment Agreement”), between Executive and the Company.

     1. Definitions.

            (a) “Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended third-party beneficiary of this Release.

            (b) “Claims” means all theories of recovery of whatever nature, whether known or unknown, and now recognized by the law or equity of any jurisdiction. This term includes, but is not limited to, causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract or statute. This term includes, but is not limited to, any claims of discrimination, harassment, retaliation, retaliatory discharge, or wrongful discharge, and any other claim which is alleged or which could be alleged by Executive, or on Executive’s behalf, in any lawsuit or other proceeding. This term includes, but is not limited to, any claims and rights arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601, et seq.; and any other federal, state or local law or regulation regarding employment or the termination of employment. This term also includes, but is not limited to, any and all rights, benefits or claims Executive may have under any employment contract or under any severance, bonus, stock option or incentive compensation plan, program or agreement.

     2. Consideration. The Company has agreed to pay Executive the consideration set forth in Section 4(a)(i)(2) and Section 4(a)(iii) of the Employment Agreement. The Company will begin to make such payments to Executive, subject to the terms of the Employment Agreement, only to the extent that, up to seven business days of the date Executive signs this Release, Executive does not revoke this Release. Executive acknowledges that the payment that the Company will make to Executive under the terms of the Employment Agreement is in addition to anything else of value to which Executive is entitled and that the Company is not otherwise obligated to make this payment to Executive.

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     3. Release of Claims.

            (a) Executive, on behalf of himself and his heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally releases and forever discharges the Released Parties from, and waives, any and all Claims that Executive has or may have against any of the Released Parties arising from Executives’ employment with the Company or any subsidiary of the Company, the termination thereof, and any other acts or omissions occurring on or before the date Executive signs this Release.

            (b) The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, and any other federal, state and local statutes, ordinances, executive orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; and (viii) any other federal, state or local law.

            (c) Executive further understands and expressly agrees that the release in Section 3(a) includes the waiver of any Claims and rights Executive may have against any of the Released Parties under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or under any other law prohibiting age discrimination, arising prior to and including the date of Executive’s execution of this Release.

            (d) In furtherance of this Release, Executive promises not to bring any Claims against any of the Released Parties in or before any court or arbitral authority.

            (e) This Release will not act as release of any Claims against the Company with respect to any additional amounts to which Executive is entitled under Section 4 of the Employment Agreement or with respect to any rights under the Company’s 2002 Stock Option Plan, as a common stockholder or under the Stockholders Agreement.

     4. Acknowledgment. Executive acknowledges that, by entering into this Release, the Company does not admit to any wrongdoing in connection with Executive’s employment or termination, and that this Release is intended as a compromise of any Claims Executive has or may have against the Released Parties as of the date Executive signs this Release. Executive further acknowledges that Executive has carefully read this Release and understands its final and binding effect, has had at least 21 days to consider it, has had (and will continue to have) the opportunity to seek the advice of legal counsel of Executive’s choosing through the 7 day period following its execution, and is entering this Release voluntarily.

     5. Applicable Law. This Release shall be construed and interpreted pursuant to the laws of Colorado without regard to any choice of law provisions thereof.

     6. Severability. Each part, term, or provision of this Release is severable from the others. In the event that any provision of this Release, or the application thereof to any circumstance, is held by a court of competent jurisdiction to be invalid, illegal or unenforceable

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in any respect under present or future laws effective during the effective term of any such provision, such invalid, illegal or unenforceable provision shall be fully severable; and this Release shall then be construed and enforced as if such invalid, illegal or unenforceable provision had not been contained in this Release; and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Release. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Release, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     7. Timing. Executive acknowledges (a) Executive has 21 days to consider this Release before executing it, although Executive may execute this Release before the 21 days expires, but not before the termination of Executive’s employment, (b) Executive may revoke this Release during the period ending 7 days after Executive executes it, (c) such revocation must be in writing and received by the Company’s ___no later than the 7th day after Executive signs this Release, (d) this Release will not become effective or enforceable, and that portion of the consideration set forth in Section 2 of this Release will not begin to be paid, until the expiration of this 7-day period without Executive’s revocation, and Executive returns this Release to the Company’s ___, and (e) Executive’s acceptance of any of that portion of the consideration set forth in Section 2 of this Release after expiration of the 7-day period shall constitute Executive’s acknowledgment that Executive did not revoke this Release during the 7-day period.

     8. Advice to Consult Counsel. The Company hereby advises Executive to consult with an attorney prior to executing this Release.

SWIFT FOODS COMPANY

By:

Its:

EXECUTIVE

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